Exhibit 10.1

[DATE]

[NAME]

Re:	[FORM OF] Amendment to Executive Continuity and Stay Incentive Agreement

Dear [NAME]:

Reference is made to your Executive Continuity and Stay Incentive Agreement with ManTech International Corporation (the “Company”), dated [DATE] (your “ECSI”). As you know, George Pedersen has fully retired from the Company and has also recently resigned from the Company’s Board of Directors. As a result, we have determined to update the terms of your ECSI, as described in this letter. (Terms not otherwise defined in this letter have the meanings ascribed to such terms in your ECSI.)

In consideration of your services and value to the Company and its affiliates, your ECSI is amended as follows, effective on [DATE]:

1.	The reference to “Triggering Event” in section (a)(iv) of the definition of “Change in Control” is replaced with “Conversion Event.”

2.	A definition of “Conversion Event” is added which will read as follows:

“Conversion Event” means the automatic conversion of the Company’s shares of Class B Common Stock into shares of the Company’s Class A Common Stock as a result of the death of George J. Pedersen, pursuant to Section 4.2(e)(5)(i) of the Company Charter.”

3.	[The definition of “Continuity and Stay Incentive Amount” in Section 1 of the Agreement is hereby amended in its entirety to read as follows:

“‘Continuity and Stay Incentive Amount’ shall mean [AMOUNT].”]

4.	The definition of “Triggering Event” is deleted in its entirety and replaced with the following:

“‘Triggering Event’ means a Conversion Event or a Change in Control.”

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5.	Section 4 is deleted in its entirety and replaced with the following:

“Except as otherwise provided herein, if a Conversion Event occurs during the Term and no Change in Control has occurred prior to the Conversion Event, the Continuity and Stay Incentive Amount shall be paid to the Executive in a lump sum on the first anniversary of the Conversion Event (subject to the Executive’s continued employment through such first anniversary). Notwithstanding the foregoing:

(a)

If a Change in Control occurs during the Term and after a Conversion Event, but prior to the first anniversary of the Conversion Event, the Continuity and Stay Incentive Amount shall be paid to the Executive in a lump sum on the closing of the Change in Control (subject to the Executive’s continued employment through the closing of the Change in Control); and

(b)

If the Executive’s employment is terminated in a Qualifying Termination during the Term and after a Conversion Event, but prior to the first anniversary of the Conversion Event, the Continuity and Stay Incentive Amount shall be paid to the Executive in a lump sum within 30 days after the date of the Qualifying Termination.”

6.	Section 5 is deleted in its entirety and replaced with the following:

“If a Change in Control occurs during the Term and prior to a Conversion Event, the Continuity and Stay Incentive Amount shall be paid to the Executive in a lump sum on the closing of the Change in Control (subject to the Executive’s continued employment through the closing of the Change in Control).”

Except as otherwise described in this letter, all terms of your ECSI will remain the same and in full force and effect.

To confirm your agreement with the foregoing amendment to your ECSI, please sign this letter agreement in the applicable space provided below and return it to [NAME]. Thank you for your continuing service to the Company and our mission.

Sincerely,

[NAME]
[TITLE]

Accepted by:

Print Name:	[NAME]

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